As filed with the Securities and Exchange Commission on May 5, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

US FOODS HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-0347906
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9399 W. Higgins Road, Suite 100

Rosemont, IL 60018

(847) 720-8000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kristin M. Coleman, Esq.

Executive Vice President, General Counsel and Chief Compliance Officer

US Foods Holding Corp.

9399 W. Higgins Road, Suite 100

Rosemont, IL 60018

(847) 720-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William Scott Ortwein

Rebecca R. Valentino

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street, Suite 4900

Atlanta, GA 30309-3424

Telephone: (404) 881-7000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	25,119,854 (1)	$ 40.46 (2)	$1,016,349,293	$110,883.71

(1)

Estimated solely for the purpose of calculating the registration fee. The number of shares of our common stock, $0.01 par value per share (“common stock”), being registered hereby is a reasonable good-faith estimate of the maximum number of shares of our common stock that the registrant believes may be issuable upon conversion of the shares of Series A Convertible Preferred Stock, $0.01 par value per share, that are currently held by the selling stockholder named herein, pursuant to the Certificate of Designations, dated May 4, 2020, as described herein. Each holder of the Series A Convertible Preferred Stock (each, a “Holder”) has the right, at such Holder’s option, subject to certain conversion procedures, to convert each share of such Holder’s Series A Convertible Preferred Stock at any time into the number of shares of our common stock equal to: (A) the sum of the Liquidation Preference and the Accrued Dividends (each as defined in the Certificate of Designations) with respect to such share of Series A Convertible Preferred Stock as of the applicable conversion date divided by (B) the Conversion Price (as defined in the Certificate of Designations) as of the applicable conversion date. Based on the initial Conversion Rate of 45.5116 shares of our common stock for each share of Series A Convertible Preferred Stock, the initial Conversion Price is $21.50.

Pursuant to Rule 416 (“Rule 416”) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional number of securities in exercise, conversion or exchange of other securities or that may become issuable as a result of any stock splits, stock dividends or similar transactions and the shares of our common stock offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions (pursuant to the conversion formulae set forth in the attached prospectus). Adjustments to the conversion rate resulting from the issuance of additional shares that are not addressed by Rule 416 will be covered by a separate registration statement or post-effective amendment to this registration statement.

(2)

Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices of our common stock of $40.46 on April 28, 2021 as reported on the New York Stock Exchange, pursuant to Rule 457(c) under the Securities Act.

PROSPECTUS

US FOODS HOLDING CORP.

Common Stock

This prospectus relates to the offer and sale from time to time of shares of US Foods Holding Corp. common stock, par value $0.01 per share (“common stock”), by the selling stockholder identified in this prospectus, or any other selling stockholder identified in supplements to this prospectus, consisting of (i) 24,757,241 shares of our common stock issuable upon conversion of an aggregate of 532,281 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), currently held by KKR Fresh Holdings L.P., a Delaware limited partnership (the “selling stockholder”), which consist of 500,000 shares of Series A Convertible Preferred Stock issued to KKR Fresh Aggregator L.P., a Delaware limited partnership (the “Investor”), pursuant to the Investment Agreement, dated April 21, 2020 (the “Investment Agreement”), by and between the Company and the Investor, which were subsequently transferred to the selling stockholder, and 32,281 shares of Series A Preferred Stock paid as in-kind dividends on the Series A Preferred Stock through March 31, 2021; and (ii) up to an additional 362,613 shares of our common stock issuable in respect of potential Accrued Dividends (as defined in the Certificate of Designations) for the quarter during which the shares of Series A Preferred Stock are converted.

By this prospectus, the selling stockholder may offer shares of our common stock from time to time in one or more transactions. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder, but we may bear a portion of the expenses of the offerings of that common stock.

The selling stockholder may offer shares of our common stock in amounts, at prices, and on terms determined at the time of offering, which may be sold on a continuous or delayed basis. If agents, underwriters, or dealers are used to sell any shares of our common stock, a prospectus supplement or free writing prospectus issued in connection with that offering will name them, the number of shares they are required to sell, if any, and describe their compensation.

We are registering the resale of shares of our common stock in connection with the selling stockholder’s registration rights pursuant to the Registration Rights Agreement described under the heading “Description of Capital Stock,” but the registration of those shares does not necessarily mean that any of those shares will be offered or sold by the selling stockholder pursuant to this prospectus or at all.

This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the selling stockholder. Any prospectus supplement or free writing prospectus may add, update, or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any free writing prospectus, together with the documents incorporated by reference herein and therein, before you make an investment decision.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “USFD.” On May 4, 2021, the closing sales price of our common stock as reported on the NYSE was $39.97 per share.

Investing in our common stock involves risk. You should consider the risk factors described under the heading “Risk Factors” on page 5 of this prospectus and in any applicable prospectus supplement and set forth in the documents incorporated by reference herein before you invest in our common stock.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 5, 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, the selling stockholder may sell our common stock from time to time in one or more offerings or resales. This prospectus provides you with a general description of our common stock that the selling stockholder may offer. Each time our common stock is offered using this prospectus, to the extent necessary, a supplement to this prospectus will be provided that will contain specific information about the terms of that offering, the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to that offering. We may also provide you with a free writing prospectus, that contains information about the specific terms of that offering, including the name of any selling stockholder and the prices at which the shares of our common stock will be sold. Any prospectus supplement and any free writing prospectus may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any shares of our common stock, you should read carefully both this prospectus and any applicable prospectus supplement, together with the documents incorporated or deemed incorporated by reference herein (as described below under the heading “Incorporation by Reference”) and therein, any free writing prospectus we may file with the SEC, and the additional information described below under the heading “Where You Can Find More Information.”

This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to, or incorporated by reference in, the registration statement for a complete description. See “Incorporation by Reference” elsewhere in this prospectus. The registration statement and the exhibits can be obtained from the SEC or us as indicated under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement and the other information to which we refer you. Neither we nor the selling stockholder have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations, and prospects may have changed since those dates.

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to (i) the “Company,” “US Foods,” “we,” “our,” or “us” refer to US Foods Holding Corp. and its consolidated subsidiaries and (ii) the “selling stockholder” refers to KKR Fresh Holdings L.P. and includes pledgees, donees, assignees, transferees or other successors-in-interest who may later hold the selling stockholder’s interests.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions, although not all forward-looking statements may contain such words, and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results, and there are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those expressed in the forward-looking statements.

These risks, uncertainties, and other important factors include, among others, the risks, uncertainties, and factors described or referred to under the heading “Risk Factors” in this prospectus and under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q incorporated by reference herein and the following risks, uncertainties, and other factors:

•	economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home;

•	the extent and duration of the negative impact of the coronavirus (“COVID-19”) pandemic on us;

•	cost inflation/deflation and commodity volatility;

•	competition;

•	reliance on third-party suppliers and interruption of product supply or increases in product costs;

•	changes in our relationships with customers and group purchasing organizations;

•	our ability to increase or maintain the highest margin portions of our business;

•	achievement of expected benefits from cost savings initiatives;

•	increases in fuel costs;

•	changes in consumer eating habits;

•	cost and pricing structures;

•	impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets;

•

environmental, health and safety and other governmental regulation, including actions taken by national, state and local governments to contain the COVID-19 pandemic, such as travel restrictions or bans, social distancing requirements, and required closures of non-essential businesses;

•	product recalls and product liability claims;

•	reputation in the industry;

•	indebtedness and restrictions under agreements governing indebtedness;

•	interest rate increases;

•	changes in the method of determining the London Interbank Offered Rate (“LIBOR”) or the replacement of LIBOR with an alternative reference rate;

•	labor relations and costs and continued access to qualified and diverse labor;

•	risks associated with intellectual property, including potential infringement;

•	disruption of existing technologies and implementation of new technologies;

•	cybersecurity incidents and other technology disruptions;

•	effective integration of acquired businesses;

•	changes in tax laws and regulations and resolution of tax disputes;

•	adverse judgments or settlements resulting from litigation;

•	extreme weather conditions, natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses;

•	costs and risks associated with current and changing government laws and regulations, and potential changes as a result of a new administration in the United States; and

•	management of retirement benefits and pension obligations.

For a detailed discussion of these and other risks, uncertainties and factors, see the information under the heading “Risk Factors” in our most recent Annual Report on Form 10-K incorporated by reference herein and in other filings we make with the SEC.

In light of these risks, uncertainties and other important factors, the forward-looking statements in this prospectus might not prove to be accurate, and you should not place undue reliance on them. All forward-looking statements attributable to us, or others acting on our behalf, including those contained in this prospectus and any documents incorporated by reference herein, are expressly qualified in their entirety by the cautionary statements above. All of these statements speak only as of the date made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should be viewed only as historical data.

OUR COMPANY

US Foods is among America’s great food companies and leading foodservice distributors. Built through organic growth and acquisitions, we trace our roots back over 150 years to a number of heritage companies with rich legacies in food innovation and customer service.

We strive to inspire and empower chefs and foodservice operators to bring great food experiences to consumers. This mission is supported by our strategy of GREAT FOOD. MADE EASY.™, which is centered on providing customers with the innovative products business support and technology solutions they need to operate their businesses profitably. We operate as one business with standardized business processes, shared systems infrastructure, and an organizational model that optimizes national scale with local execution, allowing us to manage the business as a single operating segment. We have centralized activities where scale matters and our local field structure focuses on customer facing activities.

We supply approximately 300,000 customer locations nationwide. These customer locations include independently owned single and multi-unit restaurants, regional restaurant chains, national restaurant chains, hospitals, nursing homes, hotels and motels, country clubs, government and military organizations, colleges and universities, and retail locations. We provide more than 400,000 fresh, frozen, and dry food stock-keeping units, or SKUs, as well as non-food items, sourced from approximately 6,000 suppliers. Approximately 3,500 sales associates manage customer relationships at local, regional, and national levels. Our sales associates are supported by sophisticated marketing and category management capabilities, as well as a sales support team that includes world-class chefs and restaurant operations consultants, new business development managers and others that help us provide more comprehensive service to our customers. Our extensive network of approximately 70 distribution facilities and fleet of approximately 6,500 trucks, along with 80 cash and carry locations, allow us to operate efficiently and provide high levels of customer service. This operating model allows us to leverage our nationwide scale and footprint while executing locally.

Our principal executive offices are located at 9399 W. Higgins Road, Suite 100, Rosemont, IL 60018. The telephone number at our principal executive office is (847) 720-8000. Our website address is http://www.usfoods.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any of that information in making your investment decision.

For a more fulsome description of our business, please refer to Part I, Item 1, “Business” in our most recent Annual Report on Form 10-K, which is incorporated herein by reference, as amended by any subsequent amendment or any report filed for the purpose of updating that description.

RISK FACTORS

Investing in our common stock involves a high degree of risk, and we are subject to many risks and uncertainties. Before making an investment decision, you should carefully read and consider the risks and uncertainties described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and periodic reports we have filed and may file with the SEC from time to time, as well as the other information contained or incorporated by reference in this prospectus or in any applicable prospectus supplement, before you decide whether to purchase our common stock. See “Where You Can Find More Information” elsewhere in this prospectus. If any of the those risks actually occur, our business, financial position, results of operations, or cash flows could be materially adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. Those risks and uncertainties are not the only ones we face. Other risks and uncertainties, which are not currently known to us or which we currently believe are immaterial, may also materially affect our business, financial condition and results of operations.

Risks Related to our Common Stock

Our stock price may decline significantly following the offering or sale of our common stock by the selling stockholder regardless of our financial and operating performance, and as a result, you may not be able to resell your shares of our common stock at or above the price you paid or at all, and could lose all or part of your investment.

The stock markets have experienced extreme price and volume fluctuations that may be unrelated or disproportionate to financial and operating performance of the companies whose securities are traded on those markets. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our actual financial and operating performance. In addition, price volatility may be greater in response to various factors, including the risk factors described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, and other factors that are beyond our control.

Conversion of the Series A Preferred Stock currently held by the selling stockholder may depress the trading price of our common stock.

We cannot predict the effect, if any, that the offering and sale of our common stock by the selling stockholder will have on the trading price of shares of our common stock. The conversion of the Series A Preferred Stock currently held by the selling stockholder into shares of our common stock and the offering and sale of a substantial number of shares of our common stock by the selling stockholder could negatively impact the trading volume of our common stock and cause the market price of shares of our common stock to decline. In addition, the perception that a substantial number of shares of our common stock sales may occur could also negatively impact the market price of our common stock.

Further, we will not have any ability to control the prices and other terms on which the selling stockholder may offer the shares of our common stock covered by this prospectus. If shares of our common stock are sold by the selling stockholder at a discount to the then-current trading price of our common stock, the offering could adversely impact the market price of our common stock.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion, and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. The declaration, amount, and payment of any future dividends on shares of our common stock will be at the sole discretion of our Board of Directors. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it, and there can be no guarantee that our common stock will appreciate in value.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of our common stock offered by the selling stockholder, but we may bear a portion of the expenses of the offerings of that common stock.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is based upon our Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Certificate of Designations of the Series A Preferred Stock, dated May 4, 2020 (the “Certificate of Designations”) and our Amended and Restated Bylaws (the “Bylaws”). The summary is a description of the material terms of, and is qualified in its entirety by, our Certificate of Incorporation, our Bylaws and the Certificate of Designations, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” elsewhere in this prospectus.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). Our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which 1,000,000 shares have been designated as Series A Preferred Stock. Unless our Board of Directors determines otherwise, we issue all shares of our capital stock in uncertificated form.

Common Stock

Our common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is listed on the NYSE under the symbol “USFD”.

Holders of our common stock are entitled:

•

to cast one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors (other than directors elected by the holders of Series A Preferred Stock voting as a separate class);

•

to receive, on a pro rata basis, any dividends and distributions that our Board of Directors may declare out of legally available funds, subject to preferences that may be applicable to any preferred stock then outstanding; and

•

upon our liquidation, dissolution, or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to any prior rights of holders of any outstanding shares of preferred stock.

All actions to be taken by our stockholders other than matters relating to the election of directors must be approved by a majority of the shares represented in person or by proxy at a meeting and entitled to vote. Director nominees in uncontested elections must receive a majority of the votes cast to be elected, and director nominees in contested elections must receive a plurality of the shares represented in person or by proxy at a meeting and entitled to vote to be elected. The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption, or sinking fund rights. Our common stock is not subject to future calls or assessments by us.

Our ability to pay dividends on our common stock is subject to our subsidiaries’ ability to pay dividends to us, which is, in turn, subject to the restrictions set forth in our existing debt agreements and which may be limited by the agreements governing other indebtedness we or our subsidiaries incur in the future.

The rights and privileges of the holders of our common stock are subject to the rights of the holders of the Series A Preferred Stock and any series of preferred stock that we may issue in the future, as described in “— Preferred Stock” below.

As of April 30, 2021, we had 221,885,572 shares of our common stock outstanding and 22,292 holders of record of common stock. The number of record holders does not include a substantially greater number of “street name” holders whose shares are held of record by a bank, broker or other financial institution.

Preferred Stock

Under our Certificate of Incorporation, our Board of Directors has the authority, without further action by our stockholders, to issue up to 25,000,000 shares of preferred stock in one or more classes or series and to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, and restrictions thereof. Because our Board of Directors has the power to establish the preferences, powers, and rights of the shares of any class or series of preferred stock, it may afford holders of any preferred stock preferences, powers, and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of our common stock and could delay, discourage, or prevent a takeover of us even if a change of control of the Company would be beneficial to the interests of our stockholders.

Series A Preferred Stock

On May 4, 2020, we filed the Certificate of Designations with the Secretary of State of the State of Delaware, establishing the voting powers, preferences, and the relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the Series A Preferred Stock.

Ranking. The Series A Preferred Stock ranks senior to our common stock, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The Series A Preferred Stock has a liquidation preference of $1,000.00 per share. Holders of the Series A Preferred Stock are entitled to a cumulative dividend at the rate of 7.0% per annum, payable quarterly in arrears, as set forth in the Certificate of Designations. If we do not declare and pay a dividend on the Series A Preferred Stock, the dividend rate will increase by 3.0% to 10.0% per annum until all accrued but unpaid dividends have been paid in full. Dividends are payable in kind through the issuance of additional shares of Series A Preferred Stock for the first four dividend payments following May 6, 2020, and thereafter, in cash or in kind, or a combination of both, at our option.

Conversion. The Series A Preferred Stock is convertible at the option of the holders thereof at any time into shares of our common stock at an initial conversion price of $21.50 per share and an initial conversion rate of 46.5116 shares of our common stock per share of Series A Preferred Stock, subject to certain anti-dilution adjustments described in the Certificate of Designations. At any time after May 6, 2023 (the third anniversary of issuance of the Series A Preferred Stock), if the volume weighted average price of our common stock exceeds $43.00 per share, as may be adjusted pursuant to the Certificate of Designations, for at least 20 trading days in any period of 30 consecutive trading days, at our election, all of the Series A Preferred Stock will be convertible into the relevant number of shares of our common stock.

Voting Rights. Holders of the Series A Preferred Stock are entitled to vote with the holders of our common stock on an as-converted basis. Holders of the Series A Preferred Stock are entitled to a separate class vote with respect to, among other things, amendments to our organizational documents that have an adverse effect on the Series A Preferred Stock, authorizations or issuance of our securities that are senior to, or equal in priority with, the Series A Preferred Stock, increases or decreases in the number of authorized shares of Series A Preferred Stock and issuances of shares of Series A Preferred Stock after May 6, 2020, other than shares issued as in kind dividends with respect to the shares of Series Preferred Stock issued on May 6, 2020.

Until the Investor Parties (as defined in the Investment Agreement) no longer have the right to designate a director for election to our Board of Directors, holders of the Series A Preferred Stock have the exclusive right, voting separately as a class, to elect, appoint or remove the Investor Designee (as defined below) to or from our Board of Directors. See “—Investment Agreement” below.

Redemption. At any time after May 6, 2025 (the fifth anniversary of the issuance of the Series A Preferred Stock), we may redeem some or all of the Series A Preferred Stock for a per share amount in cash equal to: (i) the sum of (x) 100% of the liquidation preference thereof, plus (y) all accrued and unpaid dividends, multiplied by (ii) (A) 105% if the redemption occurs at any time after May 6, 2025 and prior to May 6, 2026, (B) 103% if the redemption occurs at any time after May 6, 2026 and prior to May 6, 2027, and (C) 100% if the redemption occurs at any time after May 6, 2027.

Change of Control. Upon certain change of control events involving us, the holders of the Series A Preferred Stock must either (i) on or before the fifth business day prior to the effective date of such change of control event, convert their shares of Series A Preferred Stock into our common stock at the then-current conversion price or (ii) cause us to redeem their shares of Series A Preferred Stock for an amount in cash equal to 100% of the liquidation preference thereof plus all accrued but unpaid dividends. In the case of either clause (i) or (ii) above, if such change of control occurs on or before May 6, 2025, we will also be required to pay the holders of the Series A Preferred Stock a “make-whole” premium.

Preemptive rights. Except for the right to participate in any issuance of new equity securities by us as set forth in the Investment Agreement, the holders of Series A Preferred Stock shall not have any preemptive rights.

Investment Agreement

The Investment Agreement, dated April 21, 2020, between us and the Investor, provides that, for so long as the Investor Parties (as defined in the Investment Agreement) beneficially own shares of Series A Preferred Stock and/or shares of our common stock that represent, in the aggregate and on an as-converted basis, at least 50% of the shares of our common stock beneficially owned by the Investor Parties, on an as converted basis, as of May 6, 2020, the Investor Parties have the right to designate one director (the “Investor Designee”) to be nominated by our Board of Directors for election to our Board of Directors. Until the Investor Parties no longer have the right to designate a director for election to our Board of Directors, holders of the Series A Preferred Stock have the exclusive right, voting separately as a class, to elect, appoint or remove such Investor Designee to or from our Board of Directors. The Investor Parties shall no longer be entitled to designate an Investor Designee for election to our Board of Directors after the Investor Parties cease to beneficially own shares of Series A Preferred Stock and/or shares of our common stock that represent, in the aggregate and on an as-converted basis, at least 50% of the shares of Series A Preferred Stock beneficially owned by the Investor Parties, on an as converted basis, as of May 6, 2020. Pursuant to the Investment Agreement, we have increased the size of our Board of Directors in order to elect the Investor Designee to our Board of Directors, and have appointed the Investor Designee to our Board of Directors for a term expiring at our 2021 annual meeting of stockholders. The Investment Agreement also provides that we will nominate, at our 2021 annual meeting of stockholders, the Investor Designee for election as a director on our Board of Directors with a term expiring at our 2022 annual meeting of stockholders. Nathaniel Taylor is currently the Investor Designee.

Additionally, the Investor Parties will be subject to certain standstill restrictions, including that the Investor Parties will be restricted from acquiring additional equity securities of the Company if such acquisition would result in beneficial ownership in excess of 15% of the Company’s issued and outstanding common stock, until 90 days after which the Investor Parties have no rights (or have irrevocably waived their rights) to appoint an Investor Designee.

Registration Rights Agreement

On May 6, 2020, we and the Investor entered into the Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which we have agreed to provide to the Investor and each other Holder party thereto from time to time, following a twelve-month lockup period (which period expires as of May 6, 2021), certain customary registration rights with respect to each Holder’s shares of our common stock issued in connection with any future conversion of the Series A Preferred Stock (the “Registrable Securities”) until such Holder’s Registrable Securities have been sold (subject to certain exceptions) or all shares of our common stock held by such Holder, on an as converted basis, constitute less than 1% of the total outstanding shares of our common stock and may be sold in a single day pursuant to, and in accordance with, subsection (k) of Rule 144 under the

Securities Act. This prospectus and the shelf registration statement to which this prospectus forms a part is being filed pursuant to our obligations under the Registration Rights Agreement. The Investor also has the right to request up to three underwritten offerings, or shelf take-downs, equal to at least $75 million per request, pursuant to this prospectus during any 365-day period (subject to certain cut-back priorities) and the Investor has the right to request unlimited non-underwritten shelf take-downs. Additionally, the Registration Rights Agreement grants each Holder customary demand registration rights for a minimum number of Registrable Securities equal to at least $75 million per demand which shall include underwritten offerings (subject to certain cut-back priorities), subject to a cool-off period of at least 90 days after effectiveness of the previous demand registration.

The Registration Rights Agreement also grants each Holder customary “piggyback” registration rights. If we propose to register any shares of our common stock, whether or not for our own account, each Holder will be entitled, subject to certain exceptions, to include its Registrable Securities in the registration, subject to certain cut-back priorities. The Registration Rights Agreement permits us to postpone the filing or use of a registration statement for a certain period (such period, a “Postponement Period”) if the filing or continued use of the registration statement would, in the good faith judgment of our Board of Directors (after consultation with external legal counsel) (i) require us to disclose material non-public information that, in our good faith judgment (after consultation with external legal counsel), we have a bona fide business purpose for not disclosing publicly or (ii) materially interfere with any material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction involving us or any of our subsidiaries then under consideration. There will not be more than one Postponement Period in any 180-day period and no single Postponement Period will exceed 90 days.

Annual Stockholder Meetings

Our Bylaws provide that annual stockholder meetings will be held at a date, time, and place, if any, as exclusively selected by our Board of Directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law

The provisions of our Certificate of Incorporation and Bylaws and of the DGCL, summarized in the preceding and following paragraphs may have an anti-takeover effect and could impact the following transactions: acquisition by means of a tender offer; acquisition by means of a proxy contest or otherwise; and removal of incumbent directors. It is possible that these provisions could make it more difficult to complete or could deter, delay, or prevent transactions that stockholders may otherwise consider to be in their best interests or in the best interests of the company, including transactions that might result in a premium over the market price for shares of our common stock.

Board of Directors. Effective following our annual meeting of stockholders held in 2019, our Certificate of Incorporation provides for the phased-in elimination of the classified nature of our Board of Directors. The directors standing for election after such effectiveness will be elected for one-year terms and subject to annual elections. Accordingly, our Board of Directors will no longer be classified under Section 141(d) of the DGCL commencing with our annual meeting of stockholders to be held in 2022. Our Certificate of Incorporation provides that the number of directors will be between two and 15 and the authorized number of directors may be changed only by resolution of our Board of Directors. Our Certificate of Incorporation also provides that, subject to any rights of holders of preferred stock and except as otherwise provided by law, any vacancy on our Board of Directors, including a vacancy resulting from an increase in the size of our Board of Directors, may be filled only by vote of a majority of our directors then in office. Although the classified nature of our Board of Directors will be eliminated in phases through our annual meeting of stockholders to be held in 2022, it could have the interim effect of delaying or discouraging an acquisition of us or a change in our Board of Directors or management.

Special Meetings of Stockholders. Our Certificate of Incorporation provides that, subject to the rights of holders of preferred stock and the requirements of applicable law, a special meeting of stockholders may be called only by or at the direction of our Board of Directors pursuant to a resolution adopted by a majority of our Board of Directors. Stockholders are not permitted to call a special meeting.

No Stockholder Action by Written Consent. Our Certificate of Incorporation provides that stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent in lieu of a meeting.

Removal of Directors. Our Certificate of Incorporation provides that, subject to any rights of holders of preferred stock, until the election of directors at our annual meeting of stockholders to be held in 2022, directors may be removed only for cause upon the affirmative vote of holders of at least a majority of the votes to which all the stockholders would be entitled to cast in any election of directors. After such time, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the votes that all the stockholders of the Company would be entitled to cast in any election of directors.

Stockholder Advance Notice Procedure. Our Bylaws establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The Bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our Corporate Secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the company. To be timely, the stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices neither fewer than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 70 days after the first anniversary date of the preceding year’s annual meeting, the stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices neither earlier than 120 days prior to the annual meeting nor later than the later of 90 days prior to the annual meeting and the tenth day following the day on which a public announcement of the date of the annual meeting is first made.

Section 203 of the Delaware General Corporation Law. We are governed by Section 203 of the DGCL. Section 203, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for purposes of determining the outstanding voting stock, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) pursuant to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines a “business combination” to include the following:

•

any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with the interested stockholder, or with any other corporation, partnership, unincorporated association, or other entity if the merger or consolidation is caused by the interested stockholder and certain other conditions are met;

•	any sale, lease, exchange, mortgage, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder, subject to certain conditions;

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series of the corporation or any such subsidiary beneficially owned by the interested stockholder; and

•

any receipt by the interested stockholder of the benefit, directly or indirectly and subject to certain conditions, of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

An “interested stockholder” is defined as any entity or person who, together with any affiliates and associates, owns, or within the previous three years owned, 15% or more of the outstanding voting stock of the corporation.

Limitations on Liability and Indemnification

Our Certificate of Incorporation contains a provision permitted under the DGCL relating to the liability of directors. This provision eliminates a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty; provided that this provision will not eliminate or limit a director’s liability for:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. This provision, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. This provision will not alter a director’s liability under federal securities laws.

The inclusion of this provision in our Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our Bylaws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees, and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions and exceptions, and to advance funds to our directors and officers to enable them to defend against those proceedings.

We have entered into an indemnification agreement with certain of our directors. The indemnification agreements provide our directors with contractual rights to the indemnification and expense advancement rights provided under our Bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Business Opportunities

The Certificate of Designations provides that we, on our behalf and on behalf of our subsidiaries, renounce and waive any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to the Investor Parties, or their respective officers, directors, agents, stockholders, members, partners, affiliates, or subsidiaries, even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of the Investor Parties or their respective officers, directors, agents, stockholders, members, partners, affiliates, or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or our subsidiaries unless, in the case of any such person who is a director or officer of the Company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the company. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and consented to these provisions of our Certificate of Designations.

Choice of Forum

Our Certificate of Incorporation provides that, unless we consent in writing to an alternate forum, the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees, agents or stockholders, (iii) any action asserting a claim against us or any of our directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against us or any of our directors, officers, employees, agents or stockholders governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to these provisions of our Certificate of Incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the NYSE under the symbol “USFD.”

SELLING STOCKHOLDER

On May 6, 2020, we issued and sold to the Investor 500,000 shares of Series A Preferred Stock for an aggregate purchase price of $500 million, or $1,000 per share, pursuant to the Investment Agreement in a private placement exempt from registration under Section 4(2) of the Securities Act. Subsequently, we issued 23,127 shares of Series A Preferred Stock to the Investor as in-kind dividends in accordance with the Certificate of Designations. An aggregate of 523,127 shares of Series A Preferred Stock were subsequently transferred by the Investor to the selling stockholder on February 25, 2021. On March 31, 2021, we issued 9,154 shares of Series A Preferred Stock to the selling stockholder as in-kind dividends in accordance with the Certificate of Designations.

Pursuant to the Certificate of Designations, each holder of the Series A Preferred Stock (a “Holder”) has the right, at such Holder’s option, subject to certain conversion procedures, to convert each share of such Holder’s Series A Preferred Stock at any time into (i) the number of shares of our common stock equal to: (A) the sum of the Liquidation Preference and the Accrued Dividends (each as defined in the Certificate of Designations) with respect to such share of Series A Preferred Stock as of the applicable conversion date, divided by (B) the Conversion Price (as defined in the Certificate of Designations) as of the applicable conversion date, with an initial conversion price of $21.50 per share and an initial conversion rate of 46.5116 shares of our common stock per share of Series A Preferred Stock, plus (ii) cash in lieu of any fractional shares.

The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock issuable upon conversion of the shares of Series A Preferred Stock listed below. We are registering the securities offered by this prospectus on behalf of the selling stockholder pursuant to the Registration Rights Agreement.

The table below sets forth the name of the selling stockholder, the number of shares of our common stock that may be beneficially owned by the selling stockholder, the number of shares of our common stock that may be offered pursuant to this prospectus as well as the number of shares of our common stock that will be held by the selling stockholder after the offering, assuming all of the offered shares are sold. In each case, the number of shares of our common stock shown in the table below is calculated based on an assumed conversion of the current number of shares of Series A Preferred Stock held by the selling stockholder as of the date of this prospectus, at a liquidation preference per share of Series A Preferred Stock of $1,000.00, and a conversion price of $21.50 per share of Series A Preferred Stock, assuming conversion as of a Dividend Record Date (as defined in the Certificate of Designations) and the maximum amount of potential Accrued Dividends. The number of shares of our common stock into which the Series A Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of our common stock issuable upon conversion of the Series A Preferred Stock and beneficially owned and offered by the selling stockholder pursuant to this prospectus may increase or decrease from that set forth in the below table. The percentage of shares of our common stock owned before and after the offering is based on (i) 221,885,572 shares of our common stock outstanding as of April 30, 2021 and (ii) the assumed conversion of all shares of Series A Preferred Stock held by the selling stockholder as of the date of this prospectus supplement into 25,119,854 shares of our common stock. Unless otherwise indicated in the footnotes to this table, we believe that the selling stockholder named in this table has sole voting and investment power with respect to the shares of Series A Preferred Stock and common stock indicated as beneficially owned.

The information set forth below is based on information provided by or on behalf of the selling stockholder prior to the date hereof. Information concerning the selling stockholder may change from time to time. The selling stockholder may from time to time offer and sell any or all of the securities under this prospectus. Because the selling stockholder is not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling stockholder will hold upon consummation of any such sales. In addition, since the date on which the selling stockholder provided this information to us, such selling stockholder may have sold, transferred or otherwise disposed of all or a portion of the offered securities. We are registering the shares to permit the selling stockholder to resell the shares when such stockholder deems appropriate, subject to the restrictions on transfer set forth under the heading “Plan of Distribution.”

	Common Stock
	Shares of Common Stock Beneficially Owned Before Offering		Shares of Common Stock Registered Hereby	Shares of Common Stock Beneficially Owned After Offering(2)
Selling Stockholder	Number	%		Number	%
KKR Fresh Holdings L.P.(1)	25,119,854	10.17%	25,119,854	0	0%

(1)

Represents securities held by KKR Fresh Holdings L.P. KKR Fresh Holdings GP LLC (the general partner of KKR Fresh Holdings L.P.), KKR Fresh Aggregator L.P. (the sole member of KKR Fresh Holdings GP LLC), KKR Fresh Aggregator GP LLC (the general partner of KKR Fresh Aggregator L.P.), KKR Americas Fund XII L.P. (the sole member of KKR Fresh Aggregator GP LLC), KKR Associates Americas XII L.P. (the general partner of KKR Americas Fund XII L.P.), KKR Americas XII Limited (the general partner of KKR Associates Americas XII L.P.), KKR Group Partnership L.P. (the sole shareholder of KKR Americas XII Limited), KKR Group Holdings Corp. (the general partner of KKR Group Partnership L.P.), KKR & Co. Inc. (the sole shareholder of KKR Group Holdings Corp.), KKR Management LLP (the Series I preferred stockholder of KKR & Co. Inc.), and Henry R. Kravis and George R. Roberts (the founding partners of KKR Management LLP) may be deemed to be the beneficial owners having shared voting and investment power with respect to the securities described in this footnote. The principal business address of each of the entities and persons identified in this paragraph, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, NY 10001. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

We have entered into certain agreements with the Investor that provide the Investor and Holders (including the selling stockholder) with certain rights and privileges, including the right to designate up to one member of our Board of Directors and registration rights with respect to the Registrable Securities. See “Description of Capital Stock—Investment Agreement” and “Description of Capital Stock—Registration Rights Agreement” elsewhere in this prospectus.

(2)

The selling stockholder has not informed us, and we do not know, when or in what amounts the selling stockholder may offer for sale the shares of our common stock pursuant to this offering. The selling stockholder may choose not to sell any of the shares offered by this prospectus. Because the selling stockholder may offer all, some or none of the shares of our common stock that they beneficially own pursuant to this prospectus, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any such shares, we cannot provide any information or estimates as to the number of shares of our common stock that the selling stockholder will hold after completion of sales that may be made pursuant to this prospectus. For purposes of this table, we have assumed that the selling stockholder will have sold all of the shares of our common stock covered by this prospectus.

Information about other selling stockholders, if any, will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus forms a part, or in filings we make with the SEC under the Exchange Act, that are incorporated by reference herein.

PLAN OF DISTRIBUTION

The selling stockholder may sell the shares of our common stock offered under this prospectus in one or more of the following ways (or in any combination) from time to time:

•	to or through underwriters;

•	in “at the market” offerings within the meaning of Rule 415(a)(4) of the Securities Act to or through market makers or into an existing market for the shares;

•	through agents;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the shares as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;

•	by purchasers by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in other transactions through brokers or dealers;

•	directly to purchasers, including through a specific bidding, auction, or other process or in privately negotiated transactions;

•	in short sales (including short sales “against the box”);

•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	through the distribution by any selling stockholder to its partners, members or shareholders;

•	through offerings of securities exercisable, convertible or exchangeable for shares, including, without limitation, securities issued by trusts, investment companies or other entities; or

•	through any other method permitted by applicable law and described in the relevant prospectus supplement.

Registration of shares of our common stock covered by this prospectus does not mean that those securities necessarily will be offered or sold.

To the extent permitted by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of our common stock by the selling stockholder, or any other selling stockholder identified in supplements to this prospectus, may include the following:

•	the name or names of the selling stockholder(s) and the amounts to be sold by them;

•	the terms of the offering;

•	any delayed delivery arrangements;

•	the names of any underwriters, agents, brokers or dealers;

•	the purchase price of the shares of our common stock and the proceeds to be received from the sale;

•	any discounts or commissions and other items constituting underwriters’, brokers’ or agents’ compensation;

•	any options under which the underwriters may purchase additional shares from us and/or the selling stockholder(s);

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	other material terms of the offering.

The selling stockholder may distribute the shares of our common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices relating to such prevailing market prices; or

•	negotiated prices.

If underwriters are used in the sale, such underwriters will acquire the shares of our common stock for their own account. The underwriters may resell the shares of our common stock in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The shares of our common stock may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the shares of our common stock will be subject to certain conditions. The underwriters will be obligated to purchase all the shares of our common stock offered if any of the shares are purchased.

The selling stockholder may sell the shares of our common stock through agents or dealers designated by us or them. Any agent or dealer involved in the offer or sale of the shares of our common stock for which this prospectus is delivered will be named, and any commissions payable to that agent or dealer by the selling stockholder will be set forth, in the prospectus supplement. The selling stockholder may engage in “at the market” offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase the shares of our common stock from the selling stockholder as principal and may resell those shares of our common stock at varying prices to be determined by the dealer.

Underwriters, dealers, or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, dealer or agent, place orders online or through their financial advisors.

Underwriters, dealers, and agents that participate in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions, or fees received by them from the selling stockholder and any profit on the resale of the shares of our common stock sold by them may be deemed to be underwriting discounts or commissions under the Securities Act.

We or the selling stockholder may have agreements with the underwriters, dealers, and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers, or agents may be required to make, and to reimburse them for certain expenses.

Certain of the underwriters, broker-dealers or agents who may become involved in the sale of the shares of our common stock may engage in transactions with and perform other services for us and the selling stockholder in the ordinary course of their business for which they receive customary compensation. If at the time of any offering made under this prospectus a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) participating in the offering has a “conflict of interest” as defined in FINRA’s Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

In order to facilitate the offering of shares of our common stock, any underwriters or agents, as the case may be, involved in the offering of such shares may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock. Specifically, the underwriters or agents, as the case may be, may over allot in connection with the offering, creating a short position in our common stock for their own account. In addition, to cover overallotments or to stabilize the price of our common stock, the underwriters or agents, as the case may be, may bid for, and purchase, shares of our common stock in the open market. Finally, in any offering of shares of our common stock through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such shares in the offering if the syndicate repurchases previously distributed shares of our common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling stockholder may solicit offers to purchase shares of our common stock directly from, and they may sell such shares directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our common stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our common stock.

The selling stockholder may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase shares of our common stock at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions the selling stockholder pays for solicitation of these contracts.

From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares of our common stock it owns. The pledgees secured parties or persons to whom such shares have been hypothecated will, upon foreclosure, be deemed to be a selling stockholder. The number of the selling stockholder’s shares of our common stock offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for the selling stockholder’s shares will otherwise remain unchanged. In addition, the selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

In addition, the selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

The selling stockholder may elect to make a pro rata in-kind distribution of the shares of our common stock to their members, partners or shareholders. In such event, we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the shares of our common stock acquired in the distribution. A selling stockholder which is an individual may make gifts of shares of our common stock covered hereby. Such donees may use the prospectus to resell the shares or, if required by law, we may file a prospectus supplement naming such donees.

The selling stockholder is subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. Regulation M may limit the timing of purchases and sales of any of our common stock offered in this prospectus by the selling stockholder. The anti-manipulation rules under the Exchange Act may apply to sales of our common stock in the market and to the activities of the selling stockholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities for the shares of our common stock being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities for our common stock.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The selling stockholder may transfer shares of our common stock in ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer. The selling stockholder may also sell any shares of our common stock that qualify for sale pursuant to Rule 144 under the Securities Act.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax consequences relating to the ownership and disposition of shares of our common stock by beneficial owners that acquire it pursuant to an offering by the selling stockholder. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (and proposed Treasury Regulations) promulgated under the Code (collectively, the “Regulations”), administrative rulings, and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of owning or disposing of shares of our common stock, as described in this discussion. No assurance can be given that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the U.S. federal tax consequences of the ownership and disposition of shares of our common stock.

This discussion addresses only the tax considerations that are relevant to a holder that holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to a particular holder. In particular, it does not address consequences under U.S. federal tax laws other than those pertaining to U.S. federal income tax (such as the U.S. federal estate or gift tax), or any state, local, or foreign tax consequences, of owning or disposing of shares of our common stock. Additionally, this discussion does not address, except as stated below, any of the tax consequences to holders that may be subject to special tax treatment with respect to their ownership or disposition of our common stock, including banks, thrift institutions, real estate investment trusts, regulated investment companies, personal holding companies, tax-exempt organizations, insurance companies, controlled foreign corporations, passive foreign investment companies, persons who are subject to Sections 877 or 877A of the Code; persons who will hold our common stock as part of a straddle, hedging, conversion, stripping, integrated or constructive sale transaction (as such terms are used in the Code); persons whose functional currency is not the U.S. dollar; traders or dealers in securities; persons subject to alternative minimum tax; or the consequences of our stock being a United States real property interest.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and on the activities of the partnership. Partners in partnerships holding shares of our common stock are encouraged to consult their tax advisors regarding the tax consequences of the partnership’s acquisition of shares of our common stock. This discussion does not address the U.S. federal income tax consequences to partners of such partnerships or to owners of any other entity that holds our common stock.

Each prospective investor should consult its own tax advisor concerning the U.S. federal income and other tax consequences to the investor of the ownership and disposition of our common stock in light of the investor’s particular situation.

Tax Consequences to U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•	an estate, if its income is subject to U.S. federal income tax regardless of its source; and

•

a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Distributions on Shares of our Common Stock. In general, the gross amount of any distribution made in respect of shares of our common stock will be includible in a U.S. Holder’s taxable income as ordinary dividend income on the date the U.S. Holder receives the distribution to the extent of our earnings and profits for U.S. federal income tax purposes. Any such dividends paid to corporate U.S. Holders generally will qualify for the dividends-received deduction that is allowed under the Code. Subject to certain exceptions for short-term and hedged positions, the dividends received by an individual U.S. Holder will be subject to taxation at a preferential rate if the dividends are “qualified dividends.” It is expected that dividends paid on shares of our common stock will be “qualified dividends.” Generally, amounts distributed in excess of earnings and profits reduce the U.S. Holder’s basis in the stock, and amounts distributed in excess of the U.S. Holder’s basis result in capital gain. Long-term capital gain realized by an individual U.S. Holder is subject to taxation at a preferential rate.

Disposition of Shares of our Common Stock. In general, a U.S. Holder will realize gain or loss upon the sale or other taxable disposition of shares of our common stock in an amount equal to the difference between (i) the sum of the fair market value of any property and the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the shares of our common stock at the time of the disposition. Any such gain or loss should be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder has held our common stock for more than one year. Long-term capital gain realized by an individual U.S. Holder is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts exempt from such tax, is subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which for individuals is between $125,000 and $250,000, depending on the individual’s circumstances). Interest and dividends received (or deemed to be received) by holders of shares of our common stock and capital gains from the sale or other disposition of shares of our common stock generally will constitute net investment income and be subject to the 3.8% tax. U.S. Holders that are individuals, estates, or trusts should consult their tax advisors regarding the applicability of the Medicare tax to them.

Information Reporting and Backup Withholding. Generally, dividends paid with respect to shares of our common stock, tax withheld, if any, and proceeds from the sale or other disposition of shares of our common stock will be reported annually to the IRS and U.S. Holders, unless a U.S. Holder is an exempt recipient. A U.S. Holder may be subject to backup withholding (currently at 24%), unless such U.S. Holder delivers a properly completed IRS Form W-9 certifying such U.S. Holder’s correct taxpayer identification number and certain other information or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

The term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder. The rules governing federal income taxation of Non-U.S. Holders are complex. This section is only a summary of such rules. Non-U.S. Holders are urged to consult their tax advisors to determine the impact of federal, state, local, and foreign income tax laws on the ownership of our common stock, including any reporting requirements.

Distributions on Shares of our Common Stock. In general, the gross amount of any distribution made in respect of shares of our common stock will be treated as a dividend to the extent of the Company’s earnings and profits for U.S. federal income tax purposes. Any dividend generally will be subject to U.S. federal withholding tax at a rate of 30% unless either:

•

an applicable income tax treaty reduces or eliminates such tax, and the Non-U.S. Holder claims such treaty benefit by furnishing to the applicable withholding agent a properly completed IRS Form W-8BEN or Form W-8BEN-E evidencing eligibility for that reduced rate; or

•

the dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and the Non-U.S. Holder provides the applicable withholding agent with a statement to that effect on a properly completed IRS Form W-8ECI.

If the dividend is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be required to pay U.S. federal income tax on the dividend at graduated rates, similar to the manner in which U.S. Holders are taxed. In addition, a Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes also may be subject to a 30% (or lower applicable treaty rate) branch profits tax with respect to dividends that are effectively connected with such holder’s U.S. trade or business. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty, dividend income that is effectively connected with such holder’s U.S. trade or business generally will only be subject to U.S. federal income tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the Non-U.S. Holder in the United States and the Non-U.S. Holder claims such treaty benefit by furnishing to the applicable withholding agent a properly completed IRS Form W-8BEN or Form W-8BEN-E.

Generally, distributions in excess of our earnings and profits constitute a tax-free return of capital to the extent of the Non-U.S. Holder’s basis in the stock, and amounts in excess of basis result in capital gain treated as described below.

Disposition of Shares of our Common Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon any sale, exchange, or other taxable disposition of shares of our common stock, unless:

•

the gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

•

such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange, or other disposition and certain other requirements are met.

Unless an applicable income tax treaty provides otherwise, any gain described in the first bullet point immediately above generally will be subject to U.S. federal income tax at graduated rates, similar to the manner in which U.S. Holders are taxed. If the second bullet point immediately above applies, the Non-U.S. Holder generally will be subject to tax at a 30% rate (or lower applicable treaty rate) on the amount by which such holder’s U.S. source capital gains exceed capital losses allocable to U.S. sources, provided that the holder timely files U.S. federal income tax returns with respect to such losses.

Additionally, Non-U.S. Holders that are treated for U.S. federal income tax purposes as corporations and that are engaged in a U.S. trade or business (and, if required by an applicable income tax treaty, have a permanent establishment or fixed base in the United States to which such gain is attributable) also may be subject to branch profits tax at 30% (or lower applicable treaty rate).

Information Reporting and Backup Withholding. Generally, dividends paid with respect to shares of our common stock, tax withheld, if any, and proceeds from the sale or other disposition of shares of our common stock will be reported annually to the IRS and Non-U.S. Holders. Copies of these information returns also may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty or tax information exchange agreement. In general, a Non-U.S. Holder will not be subject to backup withholding provided the Non-U.S. Holder complies with certain certification procedures (such as providing a valid IRS Form W-8BEN, Form W-8BEN-E, or Form W-8ECI or otherwise establishing an exemption). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act (FATCA)

Under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance thereunder (collectively, “FATCA”), a 30% withholding tax generally may be imposed on (1) dividends and (2) gross proceeds from the disposition of stock paid to foreign financial institutions or certain non-U.S. entities (whether such institution or entity is the beneficial owner or an intermediary) that fail to comply with certain certification, withholding, and information reporting requirements, which may include entering into an agreement with the IRS or otherwise satisfying the requirements of an applicable FATCA intergovernmental agreement.

Withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would apply to payments of gross proceeds from the sale or other disposition of our common stock, proposed Treasury Regulations published on December 18, 2018, eliminate FATCA withholding on payments of gross proceeds. Taxpayers generally may rely on the proposed regulations until final regulations are issued. Prospective investors in our common stock are urged to consult their own tax advisors regarding the effect, if any, of FATCA based on their particular circumstances.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE CONSEQUENCES ARISING UNDER ANY APPLICABLE TAX TREATY.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters for the selling stockholder named herein will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters will be passed upon for any dealers, agents or underwriters by counsel for such dealers, agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s most recent Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to a change in accounting principle and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Those consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus from the date we file such document, except for any information superseded by information contained directly in this prospectus. Any reports we file with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed “filed”):

•

our Annual Report on Form 10-K for the fiscal year ended January  2, 2021 (including those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2021 that are incorporated by reference into Part III of such Annual Report on Form 10-K);

•	our Current Reports on Form 8-K filed on February 4, 2021 and March 24, 2021; and

•

the description of our common stock contained in the Registration Statement on Form 8-A filed on May 23, 2016, as amended by the description of our common stock contained in Exhibit 4.7 to our Annual Report on Form 10-K for the fiscal year ended January 2, 2021, and as amended by any subsequent amendment or any report filed for the purpose of updating such description.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained, incorporated by reference or deemed incorporated by reference in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus. You should direct requests for those documents to US Foods Holding Corp., 9399 W. Higgins Road, Suite 100, Rosemont, IL 60018 (telephone: (847) 720-8000). Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to, or incorporated by reference in, the registration statement for a complete description.

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on, or accessible through, our corporate website for free via the “Investors” section at https://ir.usfoods.com/investors by selecting “SEC Filings” under “Financial Information.” The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein and is not part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the shares of our common stock registered hereby, other than underwriting discounts or commissions.

SEC registration fee		$110,883.71
Blue sky fees and expenses	$		*
Printing fees and expenses	$		*
Legal fees and expenses	$		*
Blue sky fees and expenses	$		*
Registrar fees and expenses	$		*
Miscellaneous expenses	$		*

Total	$		*

*	These fees are calculated based on the number of issuances and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

US Foods Holding Corp. is incorporated under the laws of the State of Delaware.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct, or knowingly violated a law, authorized the payment of a dividend, or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred. Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our Certificate of Incorporation, our Bylaws, agreement, vote of stockholders, or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by our Board of Directors pursuant to the applicable procedure outlined in our Bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions at any time within six years after paying such unlawful dividend or after such unlawful stock purchase or redemption. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We have entered into an indemnification agreement with certain of our directors. The indemnification agreements provide our directors with contractual rights to the indemnification and expense advancement rights provided under our Bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits

Exhibit No.	Description

1.1+	Form of Underwriting Agreement.

4.1	Restated Certificate of Incorporation of US Foods Holding Corp., effective as of May 1, 2019 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on May 2, 2019).

Exhibit No.	Description

4.2	Amended and Restated Bylaws of US Foods Holding Corp., effective as of May 1, 2019 (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on May 2, 2019).

4.3	Certificate of Designations Designating the Series A Convertible Preferred Stock, Par Value $0.01, of US Foods Holding Corp. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on May 6, 2020).

4.4	Investment Agreement, dated April 21, 2020, by and between US Foods Holding Corp. and KKR Fresh Aggregator L.P. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 21, 2020).

4.5	Registration Rights Agreement, dated May 6, 2020, by and between US Foods Holding Corp. and KKR Fresh Aggregator L.P. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 6, 2020).

5.1*	Opinion of Alston & Bird LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Alston & Bird LLP (included as part of Exhibit 5.1).

24.1*	Powers of Attorney (included on signature pages to this Registration Statement).

*	Filed herewith.

+	To be filed as an exhibit to a Current Report on Form 8-K or other filings incorporated herein by reference or to a post-effective amendment hereto, if applicable.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rosemont, state of Illinois, on May 5, 2021.

US FOODS HOLDING CORP.

By:	/s/ Dirk J. Locascio
Name: Dirk J. Locascio
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pietro Satriano, Dirk J. Locascio, and Kristin M. Coleman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities (including, without limitation, the capacities listed below), to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-facts and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney. For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 5, 2021.

Signature	Title

/s/ Pietro Satriano Pietro Satriano	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Dirk J. Locascio Dirk J. Locascio	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Cheryl A. Bachelder Cheryl A. Bachelder	Director

/s/ Court D. Carruthers Court D. Carruthers	Director

Signature	Title

/s/ Robert Dutkowsky Robert Dutkowsky	Director

/s/ Sunil Gupta Sunil Gupta	Director

/s/ John A. Lederer John A. Lederer	Director

/s/ Carl Andrew Pforzheimer Carl Andrew Pforzheimer	Director

/s/ Nathaniel H. Taylor Nathaniel H. Taylor	Director

/s/ David M. Tehle David M. Tehle	Director

/s/ Ann E. Ziegler Ann E. Ziegler	Director